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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "AGREEMENT") is made as of October 11, 2004, between Seth Johnson ("EXECUTIVE") and Pacific Sunwear of California, Inc. (the "COMPANY").

                                     RECITAL

      The Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                                    AGREEMENT

      The parties agree as follows:

1. DUTIES

      (a) The Company does hereby hire, engage, and employ Executive in the following capacities: (i) from November 1, 2004 through March 31, 2005, as Chief Operating Officer and (ii) from and after April 1, 2005, as Chief Executive Officer. Executive does hereby accept and agree to such hiring, engagement, and employment. Executive shall serve the Company in such positions in conformity with the provisions of this Agreement, directives of the Board of Directors of the Company (the "BOARD"), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted from time to time. Executive shall have duties and authority consistent with Executive's positions of Chief Operating Officer and Chief Executive Officer, as applicable. Executive will be elected to the Board effective November 1, 2004, and, subject to the recommendations of the Company's nominating and governance committees and shareholder vote, shall continue to serve on the Board during his employment hereunder. Executive shall not receive additional compensation for such Board service.

      (b) Throughout his employment, Executive shall devote his time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. During his employment hereunder, Executive shall not serve on the board of any other publicly traded company without first receiving the written consent of the Board. The foregoing notwithstanding, Executive shall be permitted to engage in charitable and community affairs provided that such activities do not materially interfere with the performance of Executive's duties hereunder.

      (c) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other employment or other agreement or policy to which Executive is a party

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or otherwise bound. This Agreement is further contingent upon Executive providing to the Company satisfactory evidence that he has been released from the restrictive covenant, as it relates to the Company, contained in the May 20, 2004 Retirement Agreement between Executive and Abercrombie & Fitch Co.

2. TERM

      The term of this Agreement (the "Term") shall commence on November 1, 2004, and shall terminate on October 31, 2006; provided, however, the Company may, at its sole discretion, extend the agreement for an additional one-year period, such period to commence November 1, 2006 and terminate on October 31, 2007. Such notice of an intent to extend the agreement for the additional one-year period must be given no later than ninety (90) days prior to the expiration of the initial two-year period.

3. COMPENSATION

      (a) BASE SALARY. From November 1, 2004, through March 31, 2005, Executive's base salary shall be at a rate of $850,000 annually, paid in accordance with regular payroll practices, but not less than monthly. Effective April 1, 2005, Executive's base salary shall be increased to $1,000,000 annually, paid in accordance with regular payroll practices, but not less than monthly. Commencing in or around April 2006, Executive will be eligible for an annual performance and salary review, with any corresponding increase to be determined by the Compensation Committee of the Company, who will consider such increase in good faith and with consideration for the performance of Executive and the Company during the just-concluded fiscal year.

      (b) BONUS. Executive will be eligible to participate in the Company's 2004 bonus plan and will be guaranteed a payment of $300,000 for fiscal 2004. Such bonus payment will be made on or around April 1, 2005. Commencing with fiscal 2005, and commensurate with Executive's position as Chief Executive Officer, Executive's target bonus will be 100% of base salary with a maximum of 200% of base salary if the Company reaches its established stretch target. Such bonus shall be based upon the Company's achievement of financial performance criteria to be established each fiscal year by the Company. The bonus payment, if any, shall be made in or around April of each year of the Term. Executive must be employed on the date the bonus is paid in order to be eligible for any part of the bonus. Notwithstanding the foregoing, if the Company determines in good faith that there is a reasonable likelihood that any bonus payable to Executive would not be deductible by the Company for federal income tax purposes solely by reason of the limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), then to the extent reasonably deemed necessary by the Company to ensure that the entire amount of such bonus is deductible, the Company may defer payment of all or any portion of such bonus. The amount of bonus so deferred shall accrue interest at the rate of 7.5% per year, compounded monthly, until paid. The amount of such deferred bonus and accrued interest shall be paid to Executive (or his estate in the event of his death) at the earliest possible date, as determined by the Company in good

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faith, on which the deductibility of compensation paid or payable to Executive for the taxable year of the Company for which the payment is made will not be limited by Section 162(m).

      (c) EQUITY COMPENSATION. The Compensation Committee of the Board of Directors has approved a grant to Executive of 150,000 shares of nonqualified stock options at fair market value on Executive's start date, as well as an additional 150,000 shares of nonqualified stock options at fair market value as of April 1, 2005. All such options shall be granted under and subject to the Company's Stock Option Plan and will have a three (3) year vesting period, with one-third becoming vested on the first anniversary of the respective grant date and subsequent pro rata monthly vesting occurring thereafter consistent with a three-year vesting schedule, provided, however, if accounting rules change to require the expensing of stock options, the Compensation Committee may, after consultation with Executive, provide a modified program using restricted stock or other instruments, such alternative instruments to be valued at substantially the same value as the initial grants of stock options, calculated as of the dates of the intended stock option grants.

4. BENEFITS

      (a) HEALTH, WELFARE AND PENSION. During Executive's employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to other executives or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs. Without limiting the generality of the foregoing, during Executive's employment, the Company shall provide term life insurance for Executive in a face amount of $2,000,000, subject to all necessary medical information and qualifying tests as are required by the insurance provider in order to secure such coverage.

      (b) VACATION AND OTHER LEAVE. Executive shall receive five (5) weeks paid vacation per year. Such vacation shall be scheduled and taken in accordance with the Company's standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

      (c) EXPENSE REIMBURSEMENTS. During Executive's employment, the Company shall, pursuant to the Company's expense reimbursement policies, promptly reimburse Executive for reasonable expenses incurred in connection with performance of his duties for the Company.

      (d) AUTOMOBILE ALLOWANCE. During Executive's employment, Executive shall be paid a car allowance in the gross amount of $12,000 per year, paid on a bi-weekly basis.

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In addition, the Company shall reimburse you for costs associated with gas, auto repairs, auto maintenance and auto insurance.

      (e) RELOCATION. At the time of Executive's relocation from Ohio to Southern California, which is expected to be in or about July 2005, the Company shall pay for reasonable and customary expenses in regard to such move, consistent with the terms and conditions of the relocation benefits provided to executives. To assist Executive prior to his relocation to California, the Company agrees to provide Executive with transportation back to Ohio every weekend during the period from November 1, 2004 through June 30, 2005. In addition, the Company agrees to provide temporary housing for Executive for that same period of time.

5. DEATH OR DISABILITY

      (a) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms "DISABLED" or "DISABILITY" shall mean Executive's inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four
(24) month period.

      (b) TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies, Executive's employment shall automatically cease and terminate as of the date of Executive's death. If Executive becomes Disabled during his employment, the Company may terminate Executive's employment upon thirty (30) days notice to Executive. In the event of the termination of employment hereunder due to Executive's death or Disability, Executive or his estate shall be entitled to receive:

            (i) a lump sum cash payment, payable on the termination of Executive's employment, equal to the sum of (x) any accrued but unpaid base salary as of the date of Executive's termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive's termination of employment hereunder (the "EARNED/UNPAID ANNUAL BONUS") (collectively "ACCRUED OBLIGATIONS"); and

            (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

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6. TERMINATION BY THE COMPANY

      (a) TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive's employment hereunder for Cause at any time. The term "CAUSE" for purpose of this Agreement shall mean:

            (i) Executive's conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

            (ii) fraudulent conduct by Executive in connection with the business affairs of the Company; or

            (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

            (iv) Executive's bad faith refusal to (a) perform the duties of Chief Operating Officer or Chief Executive Officer, as the case may be, or (b) follow the lawful orders of the Board of Directors; or

            (v) Executive's willful misconduct, which has, or would if generally known, materially adversely affect the good will, business, or reputation of the Company; or

            (vi)  Executive's material breach of this Agreement.

      If Executive's employment is terminated for Cause, the termination shall take effect on the effective date of written notice of such termination to Executive.

      In the event of the termination of Executive's employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) payment of Accrued Obligations on the effective date of Executive's termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

      If the Company attempts to terminate Executive's employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) ("Termination by the Company-Termination Without Cause") shall apply and Executive shall be entitled to receive the payments called for by Section 6(b) ("Termination by the Company-Termination Without Cause").

      (b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate Executive's employment hereunder without Cause at any time, by providing Executive thirty (30) days written notice of such termination. In the event of the termination of Executive's employment hereunder due to a termination by the Company

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without Cause (other than due to Executive's death or Disability), then
Executive shall be entitled to:

            (i) payment of Accrued Obligations on the effective date of Executive's termination;

            (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company;

            (iii) continued payment of Executive's base salary, in the Company's normal payroll cycle for the greater of twelve (12) months or the remainder of the initial Term, or extension Term in the event the Company had previously exercised the extension option; and

            (iv) a "PRO RATA PORTION OF THE BONUS," meaning an amount equal to any bonus to which Executive would have been entitled had Executive remained an employee for the balance of the fiscal year in which his employment terminated multiplied by a fraction, the numerator of which is the number of days from February 1 to the date of Executive's termination, and the denominator of which is 365. Such Pro Rata Portion of the Bonus, if any, shall be paid to Executive in a single payment within 75 days of the end of the Company's fiscal year

      If Executive's employment is terminated without Cause, the termination shall take effect on the effective date of written notice of such termination to Executive.

7. TERMINATION BY EMPLOYEE

      (a) TERMINATION. Executive shall have the right to terminate Executive's employment hereunder at any time by providing one hundred twenty (120) days written notice of such termination to the Company. Any such termination by the Executive shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 6(a) shall apply.

8. EXPIRATION OF TERM

      In the event the Company does not exercise the extension option, and Executive's employment has not otherwise been terminated pursuant to this Agreement, the Agreement will expire and Executive's employment shall terminate effective October 31, 2006. In such event, Executive shall be entitled to receive: (i) payment of accrued obligations on the date of termination; (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company; and (iii) continuation of Employee's salary at his then current base rate of pay (less applicable taxes

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and withholdings) for a period of 12 months after October 31, 2006, such payments to be made in accordance with Company's usual payroll practices. In the event the Company exercises its extension option, and Executive's employment has not otherwise been terminated pursuant to this Agreement, Executive's employment shall terminate effective October 31, 2007. In such event Executive shall be entitled to receive (i) payment of accrued obligations on the date of termination; and (ii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company; and (iii) continuation of Employee's salary at his then current base rate of pay (less applicable taxes and withholdings) for a period of 12 months after October 31, 2007, such payments to be made in accordance with Company's usual payroll practices.

9. EFFECT OF TERMINATION ON BOARD MEMBERSHIP.

      Executive agrees that any termination of Executive's employment hereunder by either Executive or the Company shall, unless otherwise agreed in writing by Executive and the Company, effect a resignation of Executive from the Board of Directors concurrent with the termination date.

10. NON-COMPETITION.

      Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

      (a)   During his employment, Executive will not, directly or indirectly,
(i) engage in any business for Executive's own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Without limiting the generality of the foregoing, Executive agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to the age groups between eleven (11) and thirty-five (35) and where such designer, manufacturer, wholesaler or retailer operates within seventy-five
(75) miles of any location of the Company or any subsidiary or affiliate, would be "in competition with the business of the Company" or its subsidiaries or affiliates.

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      (b)   Notwithstanding anything to the contrary in this Agreement,
Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

11. ANTISOLICITATION.

      Executive promises and agrees that during his employment, and for a period of one year thereafter, he will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

12. SOLICITING EMPLOYEES.

      Executive promises and agrees that during his employment, and for a period of one year thereafter, he will not directly or indirectly solicit any of the Company employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

13. CONFIDENTIALITY.

      Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, or upon the request of the Company, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

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14. INJUNCTIVE RELIEF.

      It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to breach any of sections 10 through 13 above and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting Executive from engaging in conduct which violates such section or sections, as applicable.

15. ASSIGNMENT

      This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16. GOVERNING LAW

      This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

17. ENTIRE AGREEMENT

      This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

18. MODIFICATIONS

      This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

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19. WAIVER

      Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20. NUMBER AND GENDER

      Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

21. SECTION HEADINGS

      The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

22. ARBITRATION

      Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure Section 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee. Executive and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs (other

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than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

23. SEVERABILITY

      In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

24. NOTICES

      All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

      (a)   if to the Company:

            Pacific Sunwear of California, Inc.
            Attention: Abby Areinoff, VP, HR
            3450 East Miraloma Avenue
            Anaheim, California 92806

      (b)   if to Executive:

            Seth Johnson
            8744 Tartan Fields Dr.
            Dublin, Ohio 43017

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

25. COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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26. WITHHOLDING TAXES

      The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

                                         THE COMPANY:
                                         PACIFIC SUNWEAR OF CALIFORNIA, INC.

                                         By: ___________________________________

                                         Name:__________________________________

                                         Title: ________________________________

                                         EXECUTIVE:
                                         SETH JOHNSON

                                         _______________________________________

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